Exhibit 99.2

Cegeka to Acquire CTG: FAQs

CONFIDENTIAL—FOR INTERNAL CTG SENIOR LEADERSHIP REFERENCE ONLY

Purpose: The following frequently asked questions and related answers have been developed as a communication guide for CTG Senior Leaders to support conversations resulting from the news issued by CTG on August 9, 2023.

This document may not be shared beyond Senior Leadership without prior authorization from Filip Gyde, John Laubacker, or Amanda LeBlanc.

News and Deal Facts

1.	What is the news?

•	Cegeka, a leading European IT solutions provider, announced that Cegeka has entered into a definitive agreement to acquire CTG, Inc.

•	CTG and Cegeka both issued press releases today announcing the agreement.

•	The release is available on all CTG websites.

2.	What are the terms of the deal?

•	Cegeka will acquire CTG for $10.50 per share in a cash transaction valued at $170 million.

•	After closing, CTG will become a privately held company, and shares of CTG common stock will no longer be listed on any public market.

3.	When is the deal closing?

•	The transaction’s closing is subject to customary conditions, including certain regulatory approvals and the tender of shares representing at least two-thirds of CTG’s outstanding common stock.

•	The transaction is expected to close later in 2023.

•	Until closing, CTG and Cegeka will each continue to operate separately in the ordinary course of business as separate companies.

4.	Why did CTG agree to this acquisition?

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To remain successful in today’s increasingly competitive digital tech services and solutions market, we must constantly seek to evolve, innovate, and explore every opportunity to build toward, and invest in, the future. Agreements like this one are the fuel that can, and often do, catapult organizations like CTG and Cegeka to new and exciting growth trajectories.

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The combination of Cegeka and CTG is expected to create a global IT solutions organization with a robust portfolio of solutions supported by an expanded Global Delivery Network and innovative technologies and digital accelerators. Joining together will accelerate both organizations’ achievement of our global growth ambitions. Together, we will have operations in 18 countries and become over 9,000 strong.

•	A shared commitment to quality, innovation, growth, and, above all, client success and employees makes this acquisition an attractive fit for both organizations.

•	Joining Cegeka also removes some of the financial and market pressures inherent to running a publicly traded company.

5.	Will the current CTG management/executive team be retained? Will we keep our existing management structure?

•	Cegeka values the skills and expertise of CTG’s executives, management, and employees and believes that continuity is critical to our joint success moving forward.

•	A joint integration team will determine how best to work together, where synergies can be leveraged, and how best to align executive and senior leadership, management, and our teams moving forward.

CONFIDENTIAL: FAQs for CTG Senior Leadership	1
Copyright © 2023 CTG. All Rights Reserved. Confidential Materials.

Cegeka to Acquire CTG: FAQs

CONFIDENTIAL—FOR INTERNAL CTG SENIOR LEADERSHIP REFERENCE ONLY

6.	Will CTG’s current Board have a role with Cegeka?

•	The current CTG Board of Directors will be dissolved and will not have a role with Cegeka.

7.	Why weren’t we told about the deal before now?

•	As CTG is a company with publicly traded shares, by law, news that is considered material must be treated as highly confidential until the Company makes a public announcement.

•	Material news is any news that relates to the Company’s business and, depending on the news, has the potential to move the Company’s share price up or down.

8.	Why is Cegeka acquiring CTG? Why was Cegeka interested in CTG, specifically?

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Cegeka recognizes that CTG’s people are an integral part of its overall value and at the heart of our over five decades of success. Our team’s collective experience and expertise was a significant factor in Cegeka’s decision to acquire CTG.

•	Adding CTG will strengthen Cegeka’s capabilities and knowledge and enhance the value both organizations can provide to our clients.

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The acquisition of CTG aligns with Cegeka’s strategic vision for global growth and expansion in the U.S. and European markets. The addition of CTG will expand Cegeka’s operations into the Americas, add India and Colombia to its existing Delivery Network, and broaden its geographic presence in Europe to include France and the United Kingdom.

9.	What does Cegeka bring to CTG?

•	A complementary solutions portfolio. Combined, both organizations will strengthen their existing offering and increase the value offered to our clients.

•	New growth and engagement opportunities for our team members.

•	A focus on innovation: “Trinity of Innovation” (AI, 5G, and hybrid-cloud computing).

•	Expansion of our European geographic footprint into The Netherlands, Germany, Austria, Slovakia, Italy, and Sweden.

•	Expansion of our Global Delivery Network model, adding European Delivery Centers in Romania, Moldova, the Czech Republic, and Greece.

10.	What will CTG’s name be after the deal closes?

Will our branding change? Logo?

•	There are no immediate planned changes to the CTG brand.

•	Between now and closing, CTG and Cegeka will each separately follow business-as-usual conduct in our respective business and client engagements and brand standards.

•	After the transaction’s closing, a joint integration team, including members of the respective Marketing organizations, will thoughtfully consider the best brand standards for the organization.

About Cegeka

11.	Who is Cegeka?

•	Cegeka is an ambitious and leading, family-owned European IT solutions provider, led by CEO Stijn Bijnens and headquartered in Hasselt, Belgium.

•	Founded in 1992 by André Knaepen, who remains actively engaged in the business and currently serves as the Chairman of the Board of Directors.

•	Employees: 6,000+

•	Offerings: End-to-end integrated solutions in the fields of Applications, Infrastructure, Data, and Professional Consultancy services.

CONFIDENTIAL: FAQs for CTG Senior Leadership Copyright © 2023 CTG. All Rights Reserved. Confidential Materials.	2

Cegeka to Acquire CTG: FAQs

CONFIDENTIAL—FOR INTERNAL CTG SENIOR LEADERSHIP REFERENCE ONLY

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Operations and European Delivery Centers locations include the United States, Belgium, Luxembourg, the Netherlands, Germany, Austria, Romania*, Moldova*, Italy, the Czech Republic*, Slovakia, Sweden, and Greece*.

•	*European Delivery Center locations, from where clients are serviced.

•	Cegeka has one location in the U.S. in Greenville, SC.

12.	Is Cegeka profitable?

•	Cegeka is a rapidly growing and profitable business with strong gross margins.

•	Cegeka achieved consolidated revenue of €871M/$958M in 2022 (17% over 2021), and operational profits increased to €73M/$80M (10% over 2021).

•	“Our main priority isn’t growth. It’s resilient growth.” (Cegeka CEO, Stijn Bijnens)

13.	What is Cegeka’s core business?

•	Offerings: A comprehensive, integrated range of services and solutions that include:

•	Applications: Digital Strategies, Industry Platforms, Application Development and Maintenance, Application Modernization

•	Infrastructure: Digital Workforce and End-User Management, Cyber Security, Hybrid Cloud, IoT, and Edge Computing

•	Data: Data Engineering, Data Governance, Data Science, Business Intelligence

•	Professional Consultancy services

•	Industries: Healthcare and Life Sciences, Energy and Utilities, Finance and Insurance, Manufacturing, Government, Telecomm, and more. Additional vertical details can be found at www.cegeka.com.

14.	Are there affiliated or owned (in part or whole) Cegeka Group companies?

•	The Cegeka Group’s core offerings are supported by specialized brands that enable a full suite of end-to-end solutions. A few of these include:

•	Citymesh: Cegeka’s mobile connectivity specialist for the business-to-business market.

•	Nexuzhealth: Develops tailor-made solutions for the healthcare sector.

•	Cegeka Business Solutions: European Dynamics house—the go-to partner for Microsoft D365 solutions.

•	Smartschool: The Company’s digital school platform in Belgium, designed to support collaboration between schools, teachers, students, and parents.

•	NSI: An IT solutions provider established in Liège, Eigenbrakel, and Luxemburg.

15.	Who are Cegeka’s clients?

Is there overlap with CTG’s client list?

•	Cegeka works with clients in high-growth industries in Europe. Examples of the clients they work with today include European institutions, Flemish Government, Eurocontrol, Argenta

•	Crelan, Toyota, NEC, AFM, and Candriam.

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CTG and Cegeka work with common clients in the Belux region. A joint team from CTG Europe and Cegeka have identified where these overlaps occur and are developing a client communication plan accordingly.

•	There are no known instances of overlap with CTG clients in the Americas, the United Kingdom, France, or India.

CONFIDENTIAL: FAQs for CTG Senior Leadership Copyright © 2023 CTG. All Rights Reserved. Confidential Materials.	3

Cegeka to Acquire CTG: FAQs

CONFIDENTIAL—FOR INTERNAL CTG SENIOR LEADERSHIP REFERENCE ONLY

16.	What is the culture at Cegeka? What is the Company’s mission, vision, and values?

•	Cegeka’s core tenet and “North Star” is “In Close Cooperation.”

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“‘In close cooperation’ is Cegeka’s commitment to our customers. It is about having the customer top of mind in everything we do, in walking the extra mile. We trust our customers, and customers trust us. More than ever, in these volatile times–times of digital transformation and accelerated change–organizations need an IT partner that looks ahead and gets things done. The same goes for our employees. We truly believe our employees are our main asset. In extension, this applies to the full ecosystem in which we operate. All this is driven by a strong purpose to contribute positively to society.” ~André Knaepen, Founder and Chairman of the Board of Directors

•	“In close cooperation” is the common thread throughout Cegeka’s growth story.

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“In close cooperation” is the combination of Cegeka’s values which include Entrepreneurship, Ownership, Cost Efficiency, Development, Respect, and Intimacy–each crucial for the company’s continuity and the next generations to come.

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Cegeka’s Mission: As a family-owned IT solutions provider founded on craftsmanship, we work In Close Cooperation with our customers. We help organizations create frictionless and highly personalized experiences for their customers, consumers, employees, and citizens. Our ambition is to become the leading European orchestrator of digital business platforms and ecosystems in our focus markets.

CTG Employees

17.	What does this mean for CTG employees?

Will anyone lose their job because of the deal? Will my reporting structure change? Will my title or job description change?

•	CTG and Cegeka will follow business-as-usual conduct in our respective business and client engagements between now and closing.

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After the close of the transaction, a joint integration team will thoughtfully consider the best structure for the global organization considering how we best work together, where synergies can be leveraged, and how best to align teams moving forward.

•	Cegeka is committed to the following:

•	Doing their utmost to ensure that all employees’ interests and welfare are well-considered.

•	Leveraging the best of what CTG brings to the deal while at the same time enhancing the growth trajectory of both organizations.

•	Communicating any developments that may affect employees transparently and as proactively as possible.

18.	Will my compensation or benefits change?

•	We do not anticipate making immediate changes to existing compensation or benefit plans.

19.	What happens to CTG’s existing offices?

•	Cegeka will assume CTG, Inc.’s and CTG Group’s company offices as part of the acquisition. There are no immediate plans to make changes to physical locations or operations.

20.	I am a CTG shareholder. What happens to my shares if we are no longer publicly traded? Will the stock purchase plan and stock in 401K continue until closing?

•	No, all plans involving stock purchase will be frozen, and you will not be able to purchase shares.

CONFIDENTIAL: FAQs for CTG Senior Leadership Copyright © 2023 CTG. All Rights Reserved. Confidential Materials.	4

Cegeka to Acquire CTG: FAQs

CONFIDENTIAL—FOR INTERNAL CTG SENIOR LEADERSHIP REFERENCE ONLY

•	At closing, the shares you own will be purchased for the agreed-upon cash price. As CTG will no longer be a public company, there will not be any outstanding shares of CTG stock.

CTG Operations and Organizational Structure

21.	What can I expect between now and closing?

•	CTG and Cegeka will follow business-as-usual conduct in our respective business and client engagements between now and closing.

•	After closing, teams from CTG and Cegeka will meet to focus on integration planning and determine how best to work together and where synergies can be leveraged across both organizations.

•	Cegeka is committed to leveraging the best of what CTG brings to the deal while at the same time enhancing the growth trajectory of both organizations.

22.	Does Cegeka have an integration plan/strategy?

Will CTG’s organizational structure remain the same? Who will lead the CTG organization going forward? Will CTG keep our back office and support functions such as financial and administration, human resources, sales and marketing, and administration? Will CTG salespeople keep their existing territories and client bases?

•	CTG and Cegeka will follow business-as-usual conduct in our respective business and client engagements between now and closing.

•	After closing, teams from CTG and Cegeka will meet to focus on integration planning and determine how best to work together and where synergies can be leveraged across both organizations.

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We want to take our time with the integration process, and we are focused on ensuring that it does not become a distraction to the tremendous work you do each day and to our ability to continue to provide the same high levels of service our clients have come to expect from CTG.

•	Cegeka is committed to leveraging the best of what CTG brings to the deal while at the same time enhancing the growth trajectory of both organizations.

23.	What impact does this have on the ongoing CTG ERP implementation project?

•	There is no immediate impact on the ERP project, which will continue.

•	As part of the integration after closing, we will evaluate the role of CTG’s systems in Cegeka’s overall IT systems plan and where the new ERP fits into that plan.

CTG Sales, Solutions, and Delivery

24.	Will Cegeka sell and market CTG’s services and solutions?

How will CTG clients benefit from this acquisition?

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Yes. After closing the transaction, we will look to create a go-to-market strategy that leverages all the combined organization’s offerings and expanded delivery capabilities to provide the highest-value solutions to all clients.

25.	Are there specific CTG services and solutions that Cegeka wanted to add or strengthen its portfolio because of this deal?

•	CTG and Cegeka’s portfolios are complementary and will result in more robust integrated end-to-end solutions.

CONFIDENTIAL: FAQs for CTG Senior Leadership Copyright © 2023 CTG. All Rights Reserved. Confidential Materials.	5

Cegeka to Acquire CTG: FAQs

CONFIDENTIAL—FOR INTERNAL CTG SENIOR LEADERSHIP REFERENCE ONLY

26.	Will Cegeka acquire the intellectual property owned and developed by CTG, Inc. and CTG Group companies?

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Yes. All intellectual property owned by CTG is included in the acquisition, including management and domain expertise, business process capabilities, proprietary methodologies, tools, and software assets.

27.	Does Cegeka have offshore or nearshore delivery operations? If so, where? What impact will this deal have on CTG’s Global Delivery Network?

•	Cegeka has nearshore delivery operations in Romania, Moldova, the Czech Republic, and Greece. CTG Colombia will further expand and complement Cegeka’s existing nearshore support offerings.

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Cegeka does not currently have offshore delivery capabilities, making CTG’s Global Delivery Network, including our established Eleviant CTG Group operations in Chennai and Coimbatore, India, attractive additions to its Delivery Center locations.

28.	Should I contact my client contacts to inform them of this news?

How and when will our clients be informed?

•	Please wait for further directions in accordance with our client communications plan.

•	Our regional team leadership is developing client communication plans.

•	All parties must adhere to the approved communication plans and avoid discussing this with our clients unless expressly asked.

•	More detailed information will be provided for those responsible for contacting our client community.

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If a client expresses concern or has questions about this transaction, contact the Sales team member responsible for the account or a member of your local Delivery leadership. Tell the client that someone will be in contact ASAP.

29.	Will CTG client contracts, pricing, services, or solutions change?

Will proposals and quotes that have been submitted by CTG still be honored? Will there be staffing changes for CTG client accounts?

•	No immediate contract, pricing, staffing, or service changes are expected.

•	As part of the integration process and after closing, CTG will work closely with Cegeka to review and assess CTG’s contracting terms and processes.

•	Cegeka has long held its “In Close Cooperation” commitment and will do so with CTG’s clients going forward.

•	CTG and Cegeka are equally committed to providing high-quality services to CTG clients.

CTG Partners (Business and Technology)

30.	How and when will our key partners (business and technology) be notified?

•	Please wait for further directions in accordance with our partner communications plan.

•	Our regional team leadership is developing communication plans.

•	All parties must adhere to the approved communication plans and avoid discussing this with our partners unless expressly asked.

•	More detailed information will be provided for those responsible for contacting our partner community.

CONFIDENTIAL: FAQs for CTG Senior Leadership Copyright © 2023 CTG. All Rights Reserved. Confidential Materials.	6

Cegeka to Acquire CTG: FAQs

CONFIDENTIAL—FOR INTERNAL CTG SENIOR LEADERSHIP REFERENCE ONLY

31.	Are the contracts CTG has in place with business partners still valid? If so, for how long?

•	No immediate changes are expected.

•	As part of the integration process and after closing, CTG will work closely with Cegeka to review and assess CTG’s contracting terms and processes.

More Information

32.	Who do I contact about employee, client, or partner questions not addressed in this document?

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Please direct the question and as much detail as possible to Amanda LeBlanc (amanda.leblanc@ctg.com) and Catherine Miske (catherine.miske@ctg.com). They will coordinate answers and responses as quickly as possible.

33.	What do I do if an investor, analyst, or media member contacts me?

•	Please direct the inquiry and as much detail as possible to:

•	Investors: John Laubacker, CFO (john.laubacker@ctg.com)

•	Media: Amanda LeBlanc, CMO (amanda.leblanc@ctg.com)

John and Amanda will coordinate answers and responses as quickly as possible.

Important Information for Investors and Security Holders

The tender offer for all of the outstanding common stock of CTG referred to in this document has not yet commenced. The description contained in this document is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Cegeka will file with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy the common stock of CTG will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Cegeka will file a tender offer statement on Schedule TO and thereafter CTG will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Cegeka and when available may be obtained by directing a request to the information agent for the tender offer that will be named in the Schedule TO and related offer documents. Copies of the documents filed with the SEC by CTG will be available free of charge on CTG’s internet website at www.ctg.com or by contacting CTG’s Investor Relations Department at 716 887 7368.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Cegeka, as well as the solicitation/recommendation statement filed by CTG, CTG will also file periodic and current reports with the SEC. You may read and copy any reports or other information filed by Cegeka or CTG at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CTG’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward Looking Statements

This document contains statements that constitute “forward looking statements,” including statements that express the opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, including statements regarding the proposed acquisition of CTG by Cegeka (the “Proposed Acquisition”), in contrast with statements that reflect historical facts. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” or “expect,” “may,” “will,” “would,” “could,” “potential,” “intend,” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to Cegeka and CTG. However, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements.

Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, including, but not limited to, the ability of the parties to satisfy the closing conditions for the Proposed Acquisition on a timely basis or at all, including the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Proposed Acquisition; statements about the expected timetable for completing the Proposed Acquisition; uncertainties as to how many of CTG’s shareholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of events that may give rise to a right of one or both of Cegeka and CTG to terminate the merger agreement; negative effects of the announcement of the Proposed Acquisition on the market price of CTG’s common stock and/or on its business, financial condition, results of operations and financial performance (including the ability of CTG to maintain relationships with its customers, suppliers and others with whom it does business); the effects of the Proposed Acquisition (or the announcement thereof) on CTG’s ability to retain and hire qualified professional staff and talent, including technical, sales and management personnel; competition for clients; the increased bargaining power of CTG’s large clients; the occurrence of cyber incidents and CTG’s ability to protect confidential client data; the partial or complete loss of the revenue CTG generates from its largest client, International Business Machines Corporation (IBM); the uncertainty of CTG’s clients’ implementations of cost reduction projects; the mix of work at CTG between IT Solutions and Services and Non-Strategic Technology Services, and the risk of disengaging from Non-Strategic Technology Services; currency exchange risks; risks associated with CTG’s domestic and foreign operations, including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the conflict between Russian and Ukraine and recent developments in China, and volatility in the global credit and financial markets and economy; renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties; the impact of current and future laws and government regulations, as well as repeal or modification of such, affecting the IT solutions and services industry, taxes and CTG’s operations in particular; industry, economic, and political conditions, including fluctuations in demand for IT services; and consolidation among CTG’s competitors or clients. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the control of Cegeka and CTG and could cause actual results to differ materially. The forward-looking statements included in this document are made only as of the date hereof. Cegeka and CTG do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

A further description of risks and uncertainties relating to CTG can be found in CTG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, and in other documents filed from time to time with the SEC by CTG and available at www.sec.gov and www.ctg.com.

CONFIDENTIAL: FAQs for CTG Senior Leadership Copyright © 2023 CTG. All Rights Reserved. Confidential Materials.	7